Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference into Registration Statements No. 333-250003 on Form S-3 and No. 333-207178 on Form S-8 of our report, dated April 15, 2020, relating to our audit of the financial statements of T.A. Industries, Inc. for the year ended December 31, 2019, which appears in this Form 8-K/A of CSW Industrials, Inc. dated February 3, 2021.

/s/ Lee & Park Co.

Los Angeles, CA

February 3, 2021